UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 26, 2017
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant’s Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. *

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ITEM 2.02           RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On April 26, 2017, TOR Minerals International, Inc. (the “Company”), announced its financial results for the first quarter ended March 31, 2017.

Highlights for the first quarter of 2017 as compared to the first quarter of 2016 include:

  1Q17 revenue increased 12 percent to $10.7 million
  1Q17 net loss of ($132,000), versus 1Q16 net income of $244,000.
  1Q17 diluted net loss per share of ($0.04), versus 1Q16 net income per share of $0.08

Revenue by Product Group (in 000's)	1Q17	1Q16	% Change 2017 vs. 2016
Specialty Aluminas	$5,743	$4,834	19%
Barium Sulfate and Other Products	2,350	2,329	1%
TiO2 Pigments	2,603	2,409	8%
Total	$10,696	$9,572	12%

During the first quarter ended March 31, 2017, revenue increased 12 percent to $10.7 million, versus $9.6 million reported during the same period of 2016. The increase in revenue was primarily due to continued growth in specialty alumina sales, as well as incremental growth in TiO2 pigment sales.  The increase in specialty alumina sales was due to strong growth to both existing and new customers in the U.S. and Europe, as well as increased volumes from a significant U.S. customer. The increase in TiO2 pigment sales was primarily due to significant growth in volume in Europe and Asia, partially offset by a decrease in U.S. sales and a mid-single-digit decrease in average selling price.

During the first quarter of 2017, gross margin decreased 3.3 percentage points to 10.5 percent of sales. The decrease in gross margin was primarily related to a temporary increase in maintenance activities and costs at the U.S. and Netherlands-based manufacturing facilities, which negatively affected utilization and efficiencies of these operations.  During the first quarter, SG&A expenses were $1.2 million, versus $0.8 million during the first quarter of 2016.  SG&A costs during the first quarter of 2016 benefited by $273,000, from the reversal of a bad debt expense, which had previously been deemed uncollectable.  Excluding this from the comparison, SG&A costs increased seven percent year over year, which was primarily due to increases in sales commissions and salaries and benefits.  During the first quarter of 2017, the net loss was ($132,000), or ($0.04) per diluted share, as compared to net income of $244,000, or $0.08 per diluted share, during the prior year.

“We had mixed results during the first quarter with strong revenue growth offset by a temporary decrease in gross margin performance.  While extended-maintenance affected our margin performance during the first quarter, we expect the level of maintenance activity will return to normal during the balance of the year,” commented Dr. Olaf Karasch, Chief Executive Officer.  “First quarter marked a clear turning point in the health of our TiO2 business with the first positive year-over-year comparison in more than three years. We have recently implemented price increases for TiO2 pigments in certain geographies and have added distribution capabilities.  As we enter the seasonally strong period for TiO2, the segment is well-positioned to deliver profitable growth for the year.  We also expect profitable growth from our specialty alumina business this year as efforts to diversify the revenue mix are gaining traction with new and existing customers in new application areas and new geographies.  Overall we remain confident that we are well-positioned to deliver double-digit revenue growth during 2017, as well as further improve profitability and returns for our shareholders.”

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TOR Minerals will host a conference call at 5:00 p.m. Eastern, 4:00 p.m. Central Time, on April 26, 2017, to further discuss first quarter results. The call will be simultaneously webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 13659260.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

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ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
	Exhibit Number	Description
	99.1	Press Release, dated April 26, 2017 reporting the Company’s first quarter 2017 financial results

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: April 26, 2017	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated April 26, 2017 reporting the Company’s first quarter 2017 financial results

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